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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-156920 on Form S-1 of our report dated March 23, 2011, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1, 2008), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the prospectus, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
April 7, 2011